Exhibit 21 Subsidiaries of Hanger, Inc. as of December 31, 2019
State or Other Jurisdiction of Incorporation or
Name	Organization
Accelerated Care Plus Corp.	Delaware
Accelerated Care Plus Leasing, Inc.	Delaware
Advanced Prosthetics Center, LLC	Nebraska
Boas Surgical, Inc.	Pennsylvania
Center for Orthotic & Prosthetic Care of North Carolina, Inc.	North Carolina
Center for Orthotic & Prosthetic Care of Scranton, LLC	Pennsylvania
Hanger, Inc.	Delaware
Hanger National Laboratories, LLC	Delaware
Hanger Prosthetics & Orthotics, Inc.	Delaware
Hanger Prosthetics & Orthotics East, Inc.	Delaware
Hanger Prosthetics & Orthotics West, Inc.	California
Innovative Neurotronics, Inc.	Delaware
Linkia, LLC	Maryland
MMAR Medical Group, Inc.	Texas
Nascott, Inc.	Delaware
Nobbe Orthopedics, Inc.	California
Riverview Orthotics Prosthetics, Inc.	Pennsylvania
Sawtooth Orthotics and Prosthetics, Inc.	Idaho
Southern Prosthetic Supply, Inc.	Georgia
SureFit Shoes, LLC	Delaware
The Center for Orthotic & Prosthetic Care of Kentucky, LLC	Kentucky
Tidewater Prosthetic Center Inc.	Virginia
TMC Orthopedic, LP	Texas